Exhibit 10.32
AMENDMENT TO
FLEXTRONICS INTERNATIONAL USA, INC. SECOND
AMENDED AND RESTATED 2005 SENIOR EXECUTIVE
DEFERRED COMPENSATION PLAN
     This Amendment dated as of February 5, 2008 amends the Flextronics International USA, Inc. Second Amended and Restated 2005 Senior Executive Deferred Compensation Plan dated December 19, 2007 (the “Plan”). Capitalized terms used but not defined herein have the meanings given to them in the Plan. The undersigned, being the Plan Administrator and all of the Participants in the Plan hereby approve and adopt the following amendment to the Plan:
     WHEREAS, the Plan Administrator and the Participants desire to amend the Plan to (1) allow a Manager to select Hypothetical Investments from a list that includes nonpublicly available funds, and (2) allow the Plan Administrator to settle a Participant’s Deferral Account in such non-marketable securities; and such amendments will not materially adversely affect amounts to be credited to a Participant’s Deferral Account;
     NOW, THEREFORE, the Plan Administrator adopts the following amendments to the Plan:
     (1) Section 2(n) of the Plan shall be substituted in its entirety by the following:
     (n) “Fair Market Value” shall mean, on a given date of valuation, (i) with respect to any publicly available mutual fund, the closing net asset value as reported in The Wall Street Journal with respect to the date of valuation, (ii) with respect to a security traded on a national securities exchange or the NASDAQ National Market, the closing price on the date of valuation as reported in The Wall Street Journal, (iii) with respect to any non-publicly available investment fund, the net asset value as determined by the administrator of the fund in accordance with U.S. generally accepted accounting principles, or such other reasonable valuation method provided in the fund’s operating agreements, and (iv) with respect to a security not readily tradable on an established national exchange, the value that would be obtained therefor in an arm’s length transaction or sale (for cash) between an informed and willing purchaser and an informed and willing seller, neither being under any compulsion to buy or sell, as determined in good faith by the Committee or Administrator.
     (2) Section 4(d) of the Plan shall be substituted in its entirety by the following:
     (d) Hypothetical Investments and Managers. Subject to the provisions of Section 4(g), amounts credited to a Deferral Account shall be deemed to be invested in one or more hypothetical investments (“Hypothetical Investments”). Each Participant shall select an investment manager (a “Manager”) from a list established by the Committee or Plan Administrator, and the Manager will then select Hypothetical Investments on the Participant’s behalf. A Participant may select a successor Manager from such list of Managers from time to time. For the unvested portion of a Participant’s Deferral Account, a Manager may select

Hypothetical Investments from a list of investments selected from time to time by the Committee or Plan Administrator (the “Unvested Account List”), and subject to any limitation on permissible allocations among groups of Hypothetical Investments that the Committee or Plan Administrator may establish. For the vested portion of a Participant’s Deferral Account (which shall be accounted for in a separate vested subaccount pursuant to Section 4(j)), a Manager may select Hypothetical Investments from publicly available mutual funds, publicly traded stock and bonds selected from time to time by the Committee or Plan Administrator (the “Vested Account List”); provided that, in the sole discretion of the Committee or Plan Administrator, the Vested Account List may include Hypothetical Investments in one or more non-publicly available investment funds or securities selected by the Committee or Plan Administrator. The Committee or Plan Administrator shall consider requests from any Participant to add to the list of Managers and/or to the Vested Account List, and shall satisfy such requests if they are reasonably acceptable to the Committee or Plan Administrator. The Committee or Plan Administrator may change or discontinue any Hypothetical Investment or Manager if reasonably necessary to satisfy business objectives of the Company or its Affiliates; provided that, following a Change in Control, neither the Committee nor the Plan Administrator may change or modify the investment options existing immediately prior to such Change in Control in any manner that is adverse to the Participants. Except in accordance with Section 4(l), no Hypothetical Investments may be made in any debt or equity issued by FIL or its Affiliates.
     (3) Section 4(g) of the Plan shall be substituted in its entirety by the following:
     (g) Allocation and Reallocation of Hypothetical Investments. A Manager may allocate and reallocate amounts credited to a Participant’s Deferral Account to one or more of the Hypothetical Investments authorized under the Plan with such frequency as determined by the Committee or the Plan Administrator. Subject to the rules established by the Committee or Plan Administrator, a Manager may reallocate amounts credited to a Participant’s Deferral Account to other Hypothetical Investments by filing with the Committee or Plan Administrator a notice, in such form as may be specified by the Committee or Plan Administrator. No Participant shall have the right, at any time, to direct a Manager to enter into specific transactions in connection with his or her Deferral Account; provided that this provision shall not prohibit the Participant from directing a Manager to reallocate, pursuant to Section 6(b), any Hypothetical Investment that is allocated to non-marketable securities; and, provided further that this provision shall not prohibit the Participant from communicating with the Manager regarding Hypothetical Investments, including communication regarding preferred Hypothetical Investment objectives. Each Manager shall have the power to acquire and dispose of such Hypothetical Investments as the Manager determines necessary in connection with its portfolio. The Committee or Plan Administrator may restrict or prohibit reallocation of amounts deemed invested in specified Hypothetical Investments or invested by specified Managers to comply with applicable law or regulation.
     (4) Section 6(b) of the Plan shall be substituted in its entirety by the following:
     (b) Payment in Cash or Securities. The Company shall settle a Participant’s Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by payment of cash in an amount equal to or, at the option of the Committee or Plan Administrator, in marketable securities selected by the Committee or Plan Administrator with a Fair Market Value equal to the net amount credited to the applicable Deferral Account; provided that a Hypothetical Investment of a subaccount that is allocated to shares of stock of FIL in accordance with Section 4(l) shall be settled only in shares of stock of FIL; and provided further that a Hypothetical Investment that is allocated to non-marketable securities may, in the discretion of the Committee or Plan Administrator, be settled in such securities. Any such distributions to a Participant shall reduce the Company’s obligations under the Plan to such Participant. The Company’s obligation under the Plan may be satisfied by distributions from the Trust; provided that, a Participant, or the Participant’s designated Beneficiary, if applicable, shall take such reasonable steps as requested by the Committee or Plan Administrator to direct Participant’s Manager to reallocate any Hypothetical Investment that is allocated to non-marketable securities so as to make it feasible for the Trust to timely liquidate any corresponding actual investment in such non-marketable securities in order to provide funds to timely settle the Participant’s Deferral Account.
     (5) Except as amended hereby, the Plan remains in full force and effect in accordance with its original terms, as duly amended. This Amendment may be executed in two or more counterparts, each of which may be delivered by facsimile and shall be deemed an original, but all of which together shall constitute one and the same instrument.
     This Amendment shall take effect as of the date first set forth above when executed by the Plan Administrator and each person who is currently a Participant in the Plan.

Plan Administrator:

Paul Humphries

Date:

Participant:

Name:

Date:

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